STOCK EXCHANGE NEWS RELEASE

NewBridge Global Ventures, Inc. Announces Agreement to Acquire Cannabis Education Assets

Elevated Education Offers a Leading Cannabinoid Curriculum on an Online Education Platform for Health and Wellness Practitioners

Orem, Utah – February 26, 2018 -- NewBridge Global Ventures, Inc. (“NewBridge” or the “Company”), (OTCQB: NBGV), a company focused on the emerging and dynamic legal and regulated cannabis industry, today announced that it has entered into an Asset Purchase agreement (“Purchase Agreement”) with Elevated Portfolio Holdings, LLC (“Elevated”), a company which offers medically focused education modules for physicians and clinicians as well as significant training regarding the body’s endocannabinoid systems and the use of cannabis for health and wellness.

Under the definitive documents, Elevated Education, Inc., a wholly owned subsidiary of the Company will acquire the assets of Elevated in exchange for 2,000,000 shares of Company common stock. Once closed, Elevated Education, Inc. will be managed by the current NewBridge management team as well as key members from Elevated. This acquisition will be the first of what the Company plans to be a series of acquisitions as part of its corporate strategy to acquire industry leading companies in the regulated cannabis education, cultivation, manufacturing and distribution verticals.

“Our acquisition of Elevated initiates our strategy of investing in and acquiring industry technologies and companies in our targeted verticals. We’re excited to help expand the Elevated brand and offerings,” commented Mark Mersman, Chief Executive Officer of NewBridge Global Ventures. “We believe there is a significant need for medical professionals to become more informed on the endocannabinoid system and that bridging that gap between patient demand and health care provider knowledge is key to the growth of the emerging medical cannabis industry.”

About Elevated

By educating physicians, clinicians, healthcare insurers, public servants, educators and cannabis industry professionals on proper, safe and effective applications for medical marijuana, Elevated Education empowers practitioners with the competence and confidence to educate their patients and students with healthier, more-effective treatments using CBD, hemp and cannabis derivatives. www.elevatededucation.net

About NewBridge Global Ventures, Inc.

NewBridge Global Ventures, Inc. is a US public company (OTCQB: NBGV) which provides business consulting services to companies operating within the legal medical cannabis and hemp related industries. In addition to Elevated Portfolio Holdings, LLC, current clients include  an international medical cannabis cultivator and a distribution company focused on delivering best in class hemp oil and medical marijuana products.  For more information, visit www.newbridgegv.com.

Forward-Looking Statements

Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date hereof and are based on current expectation and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected.  A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize.  This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contact for NewBridge Global Ventures, Inc. (OTCQB: NBGV)

NewBridge Global Ventures, Inc.

626 East 1820 North

Orem, UT 84097

U.S.A.

Mark Mersman, Chief Executive Officer

mark@newbridgegv.com

Bob Bench, Chief Financial Officer

bob@newbridgegv.com

801-362-2115